EXHIBIT 99.1

21st Century Holding Company Reports Strong Second Quarter and Six-Months 2012 Financial Results

SUNRISE, Fla., Aug. 9, 2012 (GLOBE NEWSWIRE) -- 21st Century Holding Company (Nasdaq:TCHC) (the "Company) a Florida-based provider of insurance, today reported results for the quarter ended June 30, 2012 (see attached tables).

Highlights include:

  Second quarter net income improved to $1.4 million, or $0.18 per share for the 2nd quarter 2012 compared with $1.1 million, or $0.13 per share for 1st quarter 2012 and a net loss of $0.8 million, or $0.10 per share in 2nd quarter 2011
  Net Income for the 2012 six month period improved to $0.31 per share compared with a net loss of $0.35 per share in the same six-month period last year
  Book value increased to $7.89 at June 30, 2012 compared with $7.61 at March 31, 2012 and $7.05 at June 30, 2011
  Gross written premiums increased by $5.1 million, or 18.1%, compared with the same three-month period last year
  Net premiums earned increased by $3.0 million, or 26.0%, compared with the same three-month period last year
  Homeowners policy count has grown from 43,793 at the start of 2012 to 52,908 at June 30, 2012, or 20.8%

Mr. Michael H. Braun, the Company's Chief Executive Officer and President, said, "Our continued focus on writing sustainable quality business and controlling expenses has led to another profitable quarter. The growth in our policy count, gross written premium, and net earned premiums are notable after tightly controlling our book of business over the prior two years. While we have taken a prudent path towards growth, we feel these decisions have set the course for future success."

Second Quarter 2012 Financial Review

  For the three months ended June 30, 2012, the Company reported net income of $1.4 million, or $0.18 per share on 7.95 million average undiluted and 8.0 million average diluted shares outstanding, compared with a net loss of $0.8 million, or $0.10 per share on 7.95 million average undiluted and diluted shares outstanding in the same three-month period last year.

  For the six months ended June 30, 2012, the Company reported net income of $2.5 million, or $0.31 per share on 7.95 million average undiluted and 8.0 million average diluted shares outstanding, compared with a net loss of $2.8 million, or $0.35 per share on 7.95 million average undiluted and diluted shares in the same six-month period last year. The Company's results of operations for the three and six months ended June 30, 2012 reflected the improvement in the Company's core operating results.

  Gross premiums written increased $5.1 million, or 18.1%, to $33.1 million for the three months ended June 30, 2012, compared with $28.0 million for the same three-month period last year. Homeowners' gross premiums written increased $5.7 million, or 25.3%, to $28.3 million for the three months ended June 30, 2012, compared with $22.6 million for the same three-month period last year.

  Gross premiums written increased $9.2 million, or 16.7%, to $64.3 million for the six months ended June 30, 2012, compared with $55.1 million for the same six-month period last year. Homeowners' gross premiums written increased $10.4 million, or 23.1%, to $55.4 million for the six months ended June 30, 2012, compared with $45.0 million for the same six-month period last year.

  Unearned premiums increased $13.7 million, or 28.5%, to $61.6 million as of June 30, 2012, compared with $47.9 million as of December 31, 2011.

  Net premiums earned increased $3.0 million, or 26.0%, to $14.7 million for the three months ended June 30, 2012, compared with $11.7 million for the same three-month period last year. Net premiums earned increased $4.7 million, or 20.6%, to $27.5 million for the six months ended June 30, 2012, compared with $22.8 million for the same six-month period last year.

  Total revenues increased $2.6 million, or 18.7%, to $16.8 million for the three months ended June 30, 2012, compared with $14.2 million for the same three-month period last year. Total revenues increased $4.3 million, or 15.6%, to $31.6 million for the six months ended June 30, 2012, as compared with $27.3 million for the same six-month period last year.

Conference Call Information

The Company will hold an investor conference call at 4:30 PM (ET) today, August 9, 2012. The Company's CEO and its CFO, Peter J. Prygelski, III, will discuss the financial results and review the outlook for the Company. Messrs. Braun and Prygelski invite interested parties to participate in the conference call.

Listeners interested in participating in the Q&A session may dial-in with the number below:

(866) 501-5542

A live webcast of the call will be available online via the "Conference Calls" section of the Company's website at www.21stcenturyholding.com or interested parties can click on the following link:

http://www.21stcenturyholding.com/confindex.cfm

Please call at least five minutes in advance to ensure that you are connected prior to the presentation. A webcast replay of the conference call will be available shortly after the live webcast is completed and may be accessed via the Company's website.

About the Company

The Company, through its subsidiaries, underwrites homeowners' property and casualty, commercial general liability, commercial residential property, flood, personal automobile and commercial automobile. Additionally, the Company is licensed to and have the facilities to market and underwrite policies for other insurance carriers' lines of business such as, inland marine, workers' compensation and personal umbrella insurance in the state of Florida.  The Company is licensed as an admitted carrier in the states of Alabama, Georgia, Louisiana and Texas to offer coverage for more than 300 classes of commercial general liability business, including special events. The Company, through its subsidiaries, is also approved to operate as a surplus lines/non-admitted carrier in the states of Arkansas, Kentucky, Maryland, Missouri, Nevada, Oklahoma, South Carolina, Tennessee, and Virginia and offers the same general liability products. The Company, through its subsidiaries, adjusts claims for itself and is licensed to process and adjust claims for third party insurance carriers as well.

Forward-Looking Statements /Safe Harbor Statements

Safe harbor statements under the Private Securities Litigation Reform Act of 1995: Statements in this press release that are not historical fact are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as "may," "will," "expect," "believe," "feel," "anticipate," "intend," "could," "would," "estimate," or "continue" or the other negative variations thereof or comparable terminology are intended to identify forward-looking statements. The risks and uncertainties include, without limitation, the costs and collectability of reinsurance; the success of the Company's growth and marketing initiatives and introduction of its new product lines; inflation and other changes in economic conditions (including changes in interest rates and financial markets); the impact of new regulations adopted in Florida and the other states in which we do business which affect the property and casualty insurance market; assessments charged by various governmental agencies; pricing competition and other initiatives by competitors; our ability to obtain regulatory approval for requested rate changes and/or changes in our capital structure, and the timing thereof; legislative and regulatory developments; the outcome of litigation pending against us or which is commenced against the Company after the date hereof, including the terms of any settlements; risks related to the nature of our business; dependence on investment income and the composition of our investment portfolio; the adequacy of our liability for loss and loss adjustment expense; insurance agents; claims experience; ratings by industry services (a withdrawal or reduction of our rating(s) could limit us from writing or renewing policies and could cause the Company's insurance policies to no longer be acceptable to the secondary marketplace and mortgage lenders); catastrophe losses; reliance on key personnel; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail); acts of war and terrorist activities; court decisions and trends in litigation; and other matters described from time to time by us in our filings with the SEC. Additional risk factors are also set forth in the Company's Form 10-K for the fiscal year ended December 31, 2011, filed with the SEC on March 30, 2012, and in the Company's subsequent filings under the Securities Exchange Act of 1934. In addition, investors should be aware that generally accepted accounting principles prescribe when a company may reserve for particular risks, including litigation exposures. Accordingly, results for a given reporting period could be significantly affected if and when a reserve is established for a major contingency. Reported results may therefore appear to be volatile in certain accounting periods. The Company undertakes no obligations to update, change or revise any forward-looking statement, whether as a result of new information, additional or subsequent developments or otherwise.

21st CENTURY HOLDING COMPANY
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
Revenue:	2012	2011	2012	2011
Gross premiums written	$ 33,070,806	$ 28,001,864	$ 64,345,385	$ 55,145,934
Gross premiums ceded	(11,726,548)	(13,509,517)	(13,584,881)	(15,014,943)

Net premiums written	21,344,258	14,492,347	50,760,504	40,130,991

Increase (decrease) in prepaid reinsurance premiums	268,960	886,224	(9,580,889)	(10,634,356)
Increase in unearned premiums	(6,919,649)	(3,718,107)	(13,668,171)	(6,692,936)
Net change in prepaid reinsurance premiums and unearned premiums	(6,650,689)	(2,831,883)	(23,249,060)	(17,327,292)

Net premiums earned	14,693,569	11,660,464	27,511,444	22,803,699
Commission income	395,635	308,544	701,076	605,390
Finance revenue	126,882	115,686	241,166	236,088
Managing general agent fees	561,392	452,446	1,094,864	912,981
Net investment income	935,452	1,052,599	1,896,496	2,022,988
Net realized investment (losses) gains	(218,410)	441,979	(228,491)	339,428
Regulatory assessments recovered	--	2,711	--	108,826
Other income	328,757	140,019	349,177	270,731

Total revenue	16,823,277	14,174,448	31,565,732	27,300,131

Expenses:
Loss and loss adjustment expenses	7,135,841	7,817,537	12,864,029	16,264,845
Operating and underwriting expenses	2,371,119	2,544,083	4,781,830	5,256,580
Salaries and wages	1,995,261	1,890,669	4,206,019	4,089,098
Policy acquisition costs, net of amortization	2,981,106	3,038,591	5,729,208	5,978,270

Total expenses	14,483,327	15,290,880	27,581,086	31,588,793

Income (loss) before provision for income tax expense (benefit)	2,339,950	(1,116,432)	3,984,646	(4,288,662)
Provision for income tax expense (benefit)	917,724	(311,556)	1,490,675	(1,477,114)
Net income (loss)	$ 1,422,226	$ (804,876)	$ 2,493,971	$ (2,811,548)
Basic net income (loss) per share	$ 0.18	$ (0.10)	$ 0.31	$ (0.35)
Fully diluted net income (loss) per share	$ 0.18	$ (0.10)	$ 0.31	$ (0.35)

Weighted average number of common shares outstanding	7,947,252	7,946,384	7,946,820	7,946,384

Weighted average number of common shares outstanding (assuming dilution)	7,993,763	7,946,384	7,979,084	7,946,384

21st CENTURY HOLDING COMPANY
Other Selected Data
(Unaudited)

Balance Sheet
	Period Ending
	06/30/12	12/31/11
Total Cash and Investments	$157,030,202	$144,671,932
Total Assets	$187,532,272	$179,980,481
Unpaid Loss and Loss Adjustment Expense	$52,999,936	$59,982,564
Total Liabilities	$124,860,996	$121,835,657
Total Shareholders' Equity	$62,671,276	$58,144,824
Common Stock Outstanding	7,947,384	7,946,384
Book Value Per Share	$7.89	$7.32

Premium Breakout
	3 Months Ending		6 Months Ending
Line of Business	6/30/2012	6/30/2011	6/30/2012	6/30/2011
	(Dollars in thousands)		(Dollars in thousands)
Homeowners'	$28,283	$22,568	$55,369	$44,962
Commercial General Liability	2,533	2,819	4,953	5,615
Federal Flood	1,452	1,274	2,531	2,259
Automobile	803	1,341	1,492	2,310

Gross Premiums Written	$33,071	$28,002	$64,345	$55,146

Loss Ratios
	3 Months Ending		6 Months Ending
Line of Business	6/30/2012	6/30/2011	6/30/2012	6/30/2011
Homeowners'	65.23%	60.79%	54.88%	64.20%
Commercial General Liability	-44.23%	72.01%	1.16%	78.10%
Automobile	92.99%	137.46%	127.78%	154.55%
All Lines	48.56%	67.05%	46.76%	71.33%

The loss ratio is calculated as losses and loss adjustment expense divided by net premiums earned for each line of business in the given measured period.
CONTACT: Michael H. Braun, CEO (954) 308-1322
         or Peter J. Prygelski, CFO (954) 308-1252
         21st Century Holding Company